Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2011, except for Note 23, as to which the date is March 14, 2011, related to the consolidated financial statements and the related financial statement schedule of Qihoo 360 Technology Co. Ltd. as of December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, appearing in the Prospectus dated March 29, 2011, which is part of Registration Statement No. 333-172816 of Qihoo 360 Technology Co. Ltd. on Form F-1.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

May 24, 2011